                                                                    Exhibit 10.7

[REDACTED - OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS DENOTED HEREIN BY **.]


                                LICENSE AGREEMENT


         LICENSE AGREEMENT, dated as of October 3, 2001, between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"), and PILOT THERAPEUTICS, INC., a North Carolina corporation ("Pilot").

                             PRELIMINARY STATEMENTS

         A. BMS is the owner of all right, title and interest in and to certain patents and patent applications covering BMS-270,394.

         B. Pilot wishes to obtain a license from BMS to make, use, offer for sale and sell products covered by BMS' patents, and BMS is willing to grant to Pilot such license, on the terms and conditions set forth hereinafter.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter contained, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context dictates otherwise.

         1.1 "Adult" shall mean an individual at least 18 years of age.

         1.2 "Affiliate" of either party shall mean any corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean both the ownership of at least a majority of the equity interest, and the power to direct or cause the direction of the management and affairs, of the entity in question.

         1.3 "Applicable Royalty Rate", with respect to each Covered Product, shall mean the percentage rate or rates at which Pilot shall pay royalties to BMS hereunder in respect of such Covered Product, determined on a calendar year-by-calendar year basis, as follows:




         Portion of Annual Net Sales                  Applicable Royalty Rate
            of Covered Product(s)                      for Covered Product(s)
         ---------------------------                  -----------------------
         <  $50,000,000                                          **%
         -

         > $50,000,000 and < $100,000,000                        **%
                           -

         > $100,000,000 and < $150,000,000                       **%
                            -

         > $150,000,000 and < $200,000,000                       **%
                            -

         > $200,000,000                                          **%


For the avoidance of doubt, if there is more than one Covered Product sold in any calendar year, the Net Sales of all Covered Products shall be aggregated for the purpose of determining the Applicable Royalty Rate.

         1.4 "BMS-270,394" shall mean the chemical compound
(R)-3-fluoro-4(2'(5",6",7",8"-tetrahydro-5",5",8",8"-tetramethyl-2"-naphthyl)-
2'-hydroxy) acetamidobenzoic acid.

         1.5 "BMS Know-How" shall mean all inventions, technical data, knowledge and other information as of the date hereof owned or controlled by BMS relating to BMS-270,394, including, without limitation, bulk drug manufacture and drug formulation know-how, data and results of preclinical studies heretofore conducted by BMS involving BMS-189,961 and BMS-270,394, any other information as of the date hereof owned or controlled by BMS relating to BMS-189,961 and BMS-270,394 which would be useful to Pilot in its seeking of approval from appropriate governmental health authorities to market any Covered Product, and any other chemical, physical and biological data as of the date hereof owned or controlled by BMS relating to BMS-270,394 or the manufacture or pharmaceutical formulation thereof.

         1.6 "Compound" shall mean (a) BMS-270,394; and (b) should Pilot elect to develop another compound covered by the Patents, either in substitution for or in addition to BMS-270,394, such other compound.

         1.7 "Covered Product" shall mean any human pharmaceutical or animal health product containing a Compound, whether or not such Compound is the sole active ingredient in such product.

         1.8 "Early Clinical Studies," involving a Compound or any Covered Product, shall mean, collectively, (a) the Phase I clinical studies therefor;
(b) the Proof-of-Principle Study for BMS 270,394; and (c) any other Proof-of-Principle Study intended to establish proof-of-principle with respect to an indication other than for the treatment of nodular cystic acne, each of which studies shall, as a matter of its study protocol, be restricted at all times to the accrual and inclusion of only male Adult patients.

         1.9 "Elected Country" shall have the meaning ascribed thereto in
Section 2.8.

         1.10 "Equity" shall mean, in the event Pilot has not completed its initial public offering, shares of common or preferred stock of Pilot or other security convertible into common stock of Pilot, or, in the event Pilot has completed its initial public offering, shares of common stock of Pilot, or other security convertible into common stock of Pilot. For the avoidance of doubt, Equity may include options, warrants or other derivative securities instruments.

         1.11 "Fair Market Value" shall mean the U.S. dollar value of Equity shares issued by Pilot measured using, in the event Pilot has not completed its initial public offering, the applicable per Equity share price from Pilot's most recent round of financing, or, in the event

Pilot has completed its initial public offering, the arithmetic average of the closing price of Pilot's publicly traded stock during of the ten trading days prior to such issuance.

         1.12 "FDA" shall mean the United States Food and Drug Administration.

         1.13 "Generic Competition," on a calendar quarter-by-calendar quarter and country-by-country basis, shall be deemed to exist if during any calendar quarter and in the country in question the total unit sales of all Generic Products during such calendar quarter in such country equal at least **% of the unit sales of all Covered Products during such calendar quarter in such country as determined by IMS or a reasonable equivalent firm, provided, that in no event shall Generic Competition be deemed to exist in any Elected Country. If IMS or the equivalent firm is not able to determine the unit sales of all Generic Products, the Parties will work in good faith to determine if unit sales of all Generic Products have reached **% of unit sales of all Covered Products. For the avoidance of doubt, Pilot shall have the burden of establishing the existence of Generic Competition.

         1.14 "Generic Product" shall mean any pharmaceutical product containing an active ingredient that is (a) the same compound as BMS-270,394; or (b) should Pilot elect to develop another Compound, either in substitution for or in addition to BMS-270,394, such other Compound, which pharmaceutical product is made and sold in direct competition with a Covered Product by any third party that is neither an Affiliate nor a sublicensee of Pilot.

         1.15 "IND" shall mean Investigational New Drug Application filed with the FDA providing for the clinical studies involving any Covered Product in the United States or the counterpart document as filed with the Health Protection Branch of Health and Welfare Canada.

         1.16 "NDA" shall mean a New Drug Application as filed with or approved by the FDA or, when used in reference to Europe or Japan, the counterpart pharmaceutical/medicinal product registration, and in the case of Europe, as filed or approved under the centralized registration procedures of the European Union or the local registration procedures of any country in the European Union and, in the case of Japan, as filed with or approved by the Koseisho.

         1.17 "Net Sales" shall mean the aggregate arm's-length gross price that Pilot, its Affiliates and, if applicable, its sublicensees to the trade charged for sales of Covered Products in all countries during the relevant period, less deductions for (i) rebates (including without limitation Medicaid rebates), trade and cash discounts, credits, allowances, rebates or refunds incurred or granted; (ii) bad debts actually incurred; and (iii) sales, use or excise taxes and duties (including value added taxes), and freight and insurance, to the extent included in the gross price charged.

         1.18 "Non-Exclusivity Credit," with respect to any calendar quarter, shall mean: **% of (A x B / C), where

                  A = The aggregate amount of worldwide royalties due for such calendar quarter calculated as provided in
                           Section 2.2(a) prior to any deduction;

                  B = The aggregate Net Sales of Covered Products in any and all countries during such calendar quarter where Generic Competition is deemed to exist during such calendar quarter; and

                  C = The aggregate Net Sales of Covered Products during such calendar quarter in all countries worldwide.

                  Illustration. Assume in a given calendar year there are Net Sales in countries X and Y (only) as follows:


               Calendar quarter                 Net Sales in X               Net Sales in Y
               ----------------                 --------------               --------------
                     1st                        $20,000,000                  $10,000,000
                     2nd                        $20,000,000                  $10,000,000
                     3rd                        $30,000,000                  $20,000,000
                     4th                        $30,000,000                  $20,000,000

The calendar quarter in question is the 4th quarter, during which Generic Competition first came into existence in country Y.

The total royalties payable for the 4th quarter under Section 2.2(a) (i.e., before giving effect to any Generic Competition) would be:

                  $50,000,000 (which results in Net Sales for the full year of $160,000,000); therefore, the calculation is (( $40,000,000 x **% ) +
($10,000,000 x **% )) = $**

The Non-Exclusivity Credit for the 4th quarter (using the formula in the foregoing definition) is

                  **% x ($** x $20,000,000 / $50,000,000)
                  = $**


The total royalties payable as provided in Section 2.2(b) is therefore

                  $** - $** = $**

         1.19     "Payment Period" shall have the meaning ascribed thereto in
Section 3.1.

         1.20 "Patents" shall mean all existing patents and patent applications covering BMS-270,394 or methods of manufacture or use thereof owned or controlled by BMS as of date of this Agreement, including any extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and reissues of any of them. Exhibit A hereto sets forth a list as of the date hereof of Patents and pending patent applications upon which Patents may in due course issue.

         1.21 "Phase III" clinical trial shall mean a large-scale clinical trial involving a pharmaceutical product candidate intended primarily to establish the efficacy of such product and customarily referred to in the pharmaceutical industry as a "phase III" clinical trial.

         1.22 "Proof-of-Principle Study" shall mean, in the case of BMS-270,394, the proposed phase IIa single-center, single-dose, double-blind, randomized, placebo and ACCUTANE(R)-controlled clinical study intended to evaluate the potential efficacy of oral BMS-270,394 for the treatment of nodular cystic acne or, in the case of any other Compound, a comparable phase II clinical study intended to evaluate the potential efficacy of such Compound for such indication.

         1.23 "Sublicensee Indemnity" shall have the meaning ascribed thereto in Section 8.3.


                                    ARTICLE 2

                                 LICENSE, ETC.

         2.1      Grant of License to Pilot.

                  (a) BMS hereby grants to Pilot a worldwide, exclusive license, with the right (but subject to the provisions of Article 6 and Section 8.3) to grant sublicenses, under the Patents and the BMS Know-How to make, have made, use, offer for sale and sell Covered Products.

                  (b) For so long as the license granted in Section 2.1(a) is in effect, BMS shall not assert against Pilot or its Affiliates or its permitted sublicensees, in connection with their exercise of the rights granted under such license, when exercised in accordance with such license, any claim under any existing patent owned or controlled by BMS as of date of this Agreement covering BMS-270,394 or methods of manufacture or use, formulations, processes or intermediates thereof. For the avoidance of doubt, the foregoing shall not prohibit BMS from asserting against Pilot or its Affiliates or its sublicensees
(i) any claim arising from acts or omissions committed by them in violation of such license and (ii) any claim under any patent owned or controlled by BMS after the date of this Agreement which was not owned or controlled by BMS as of the date of this Agreement, covering BMS-270,394 (including, without limitation, improvements or alterations thereof) or methods of manufacture or use, formulations, processes or intermediates thereof. Notwithstanding the foregoing, in no event shall BMS assert any claim under any existing or future patent owned or controlled by BMS that, by such assertion, would prevent Pilot from exercising the grant of license provided in Section 2.1 (a) herein or the practice of the technology disclosed in the Patents or BMS Know-How.

         2.2      Royalties.

                  (a) In consideration of the license granted to Pilot pursuant to Section 2.1, Pilot shall pay to BMS royalties on the Net Sales of Covered Products, subject to Sections 2.8 and 4.4, based on the Applicable Royalty Rate. For the avoidance of doubt, royalties in respect of a Covered Product shall be payable once regardless of the number of claims in one or more Patents covering such Covered Product.

                  (b) Notwithstanding the foregoing, with respect to any calendar quarter during which Generic Competition exists in any country, the amount of royalties payable by Pilot under Section 2.2(a) shall equal the amount otherwise due minus the applicable Non-Exclusivity Credit.

         2.3 Term of Royalty. Sales of Covered Products on a country-by-country basis will be includable in the determination of royalties payable as provided in Section 2.2 or 2.8, as the case may be, until the later to occur of (a) the 15th anniversary of the date of the first commercial sale of any Covered Product in the country in question; and (b) if applicable, the date as of which none of the acts of the making, using, offering for sale, or selling such Covered Product would, without giving effect to the license hereunder, infringe any Patent in such country. Upon the expiration of Pilot's obligation to pay royalties pursuant to this Section 2.3, Pilot shall retain a paid-up, perpetual non-exclusive license as otherwise provided in Section 2.1.

         2.4 License Fees. In addition to the royalties payable by Pilot as provided in Sections 2.2 and 2.8, Pilot shall pay BMS the following license fees:

                  (a) $** within 15 days following the date hereof;

                  (b) $** on or prior to the date that is six months from the date hereof;

                  (c) $** within 30 days of the completion (being last patient/last visit) of the first Proof-of-Principle Study ;

                  (d) $** within 60 days of the completion (being last patient/last visit) of the first Phase III clinical program for any Covered Product for any indication;

                  (e) $** upon the filing of the first NDA with the FDA for any Covered Product;

                  (f) $** upon the filing of the first NDA for any Covered Product in Europe;

                  (g) $** upon the filing of the first NDA for any Covered Product in Japan;

                  (h) $** upon the first approval of an NDA by the FDA for any Covered Product;

                  (i) $** upon the first approval of an NDA for any Covered Product in Europe; and

                  (j) $** upon the first approval of an NDA for any Covered

Product in Japan. All such license fees are non-refundable, nor shall they be creditable against current or future earned royalties otherwise payable pursuant to Section 2.2 or 2.8. For the avoidance of doubt, the payments set forth in Sections 2.4(a)-(j) shall each be payable one time only.

         2.5      Pilot's Obligations as Licensee.

                  (a) Pilot shall, directly or indirectly through Affiliates and/or sublicensees, use commercially reasonable efforts to develop and market one or more Covered Products and to obtain FDA approval of such Covered Product(s) and release and approval from other governmental agencies in the United States and foreign countries necessary to obtain approval to market and sell such Covered Products in such country. Without prejudice to Pilot's obligations to develop and commercialize Covered Products hereunder, Pilot shall in any event promptly notify BMS in writing of any determination on its part not to commence, or to discontinue, the development or commercialization of BMS-270,394 or any other Compound.

                  (b) Without limiting the generality of Section 2.5(a), for the purpose of determining whether to embark on the Proof-of-Principle Study for BMS-270,394, Pilot agrees to conduct the studies on BMS-270,394 as described on Exhibit B hereto.

         2.6 BMS' Obligations as Licensor. BMS shall promptly upon Pilot's reasonable request transfer to Pilot the BMS Know-How, it being understood that all the BMS Know-How will be transferred by BMS on an "as is" basis and accordingly, among other things, BMS shall not be required to complete any abandoned or terminated preclinical study or investigation or the analysis thereof, nor shall BMS be required to prepare or complete reports, summaries or other documents reflecting the results of any study or investigation, whether or not previously completed.

         2.7      Intermediates and Drug Supplies.

                  (a) Exhibit C hereto sets forth the available inventories of BMS-270,394 and certain synthetic intermediates therefor. BMS agrees promptly to furnish the listed materials to Pilot in the quantities, at the prices and otherwise in accordance with the terms on Exhibit C hereto.

                  (B) ALL MATERIALS ARE FURNISHED BY BMS UNDER THIS SECTION 2.7 ON AN "AS IS" BASIS. BMS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE.

         2.8 Alternative Royalty Scheme. On a country-by-country basis, Pilot may elect to pay, in lieu of the royalties otherwise payable under Section
2.2(a), consideration for the license under Section 2.1 as provided in this
Section 2.8 (each country subject to such election, an "Elected Country"), provided that (i) Covered Products are sold in the country in question only by a sublicensee of Pilot (and by neither Pilot nor its Affiliates); (ii) within 60 days of the signing of the related definitive sublicensing agreement with such sublicensee, Pilot gives BMS written notice of such election, accompanied by a copy of such sublicensing agreement; (iii) any such election shall be irrevocable unless the sublicensing agreement is terminated; and (iv) any such election shall cover all (and not fewer than all) countries subject to such sublicensing agreement. With respect to each Elected Country for any calendar quarter:

                  (a) Pilot shall be entitled to deduct from the aggregate amount of royalties otherwise payable by Pilot under Section 2.2(a) for such calendar quarter an amount equal to

                  ( D x E / F ), where

                  D = The aggregate amount of worldwide royalties due for such calendar quarter calculated as provided in Section 2.2(a) prior to any deductions;

                  E = The aggregate Net Sales of Covered Products in such Elected Country during such calendar quarter; and

                  F = The aggregate Net Sales of Covered Products during such calendar quarter in all countries worldwide; and

                  (b) Pilot shall instead pay over to BMS **% of all compensation and consideration (whether in the form of signing fee, license fee, milestone payment, royalty or otherwise, but excluding payments for research and development support for Covered Products that can be substantiated or for Equity issued by Pilot at or above Fair Market Value) due Pilot for the grant of the sublicense under the Patents to make, use, offer for sale or sell Covered

Products.

                  Illustration. Assume in a given calendar year there are Net Sales in countries X and Y (only) as follows:


                               Calendar quarter            Net Sales in X               Net Sales in Y
                               ----------------            --------------               --------------
                                        1st                $10,000,000                  $5,000,000
                                        2nd                $10,000,000                  $5,000,000
                                        3rd                $15,000,000                  $10,000,000
                                        4th                $15,000,000                  $10,000,000

Country X is not, but country Y is, an Elected Country.

1st Quarter. The total royalties payable for the 1st quarter under Section 2.2(a) (i.e., before giving effect to the deduction as provided in Section 2.8(a)) would be:

                  $15,000,000 x **% = $**

The deduction under Section 2.8(a) is

                  ( D x E / F ), which equals

                  $** x ( $5,000,000 / ( $10,000,000 + $5,000,000 ) )
              =   $**

Therefore, as provided in Section 2.8(a), in respect of country X (not an Elected Country) Pilot would pay royalties equal to

                  $** - $**
              =   $**

In respect of country Y (an Elected Country), as provided in Section 2.8(b), Pilot would pay over to BMS **% of the royalties actually received from its sublicensee during the 1st quarter.

4th Quarter. The total royalties payable for the 4th quarter under Section 2.2(a) (i.e., before giving effect to the deduction as provided in Section 2.8(a)) would be:

                  $25,000,000 x **% = $**

The deduction under Section 2.8(a) is

                  ( D x E / F ), which equals

                  $** x ( $10,000,000 / ( $15,000,000 + $10,000,000 ) )
              =   $**

Therefore, as provided in Section 2.8(a), in respect of country X (not an Elected Country) Pilot would pay royalties equal to

                  $** - $**
               =  $**

In respect of country Y (an Elected Country), as provided in Section 2.8(b), Pilot would pay over to BMS **% of the royalties actually received from its sublicensee during the 4th quarter.

                                    ARTICLE 3

                              PAYMENTS AND REPORTS

          3.1 Payments. All payments due by Pilot under this Agreement shall accrue and be paid to BMS in the United States in U.S. dollars, quarterly within 75 calendar days following the end of each calendar quarter (each calendar quarter being a period of three consecutive calendar months commencing January, April, July or October, as the case may be), (each such time period, a "Payment Period"). Each such payment shall be accompanied by a statement showing the amounts of gross sales and Net Sales and the number of units of Covered Products sold by Pilot, its Affiliates and, if applicable, its sublicensees during such quarter (on a country-by-country basis), the amount of royalties due on such Net Sales, and the amount deductions taken for Non-Exclusivity Credits and for Elected Countries pursuant to Section 2.8, including the calculations and information with which such calculations were undertaken. Any payments or portions thereof due hereunder which are not paid during the applicable Payment Period shall bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first business day immediately following the end of such Payment Period, plus four (4) percentage points, and the maximum rate permitted by law, calculated on the number of days such payment is delinquent after the end of such Payment Period, compounded monthly.

               3.2 Mode of Payment. Amounts due from Pilot to BMS in respect of sales outside of the United States shall be converted to U.S. dollars at an exchange rate equal to the arithmetic average of the applicable exchange rates reported in The Wall Street Journal, Eastern Edition for the currency of the country in question on each of the last 10 business days of the calendar quarter in question.
               3.3 Records Retention. Pilot shall, and shall, if applicable, cause its Affiliates and sublicensees to, keep complete and accurate records pertaining to the manufacture, use and sale of Covered Products in sufficient detail to permit BMS to audit and confirm the accuracy of calculations of payments due to BMS hereunder. Such records shall be retained by the party in question for at least three years or for such longer period if and as required by law.
               3.4 Audit Request. At the request of BMS, Pilot shall, and shall, if applicable, cause its Affiliates and sublicensees to, permit BMS or an independent certified public accountant appointed by BMS and reasonably acceptable to Pilot, at reasonable times and upon reasonable notice, to examine such records as may be necessary to: (i) determine, with respect to any calendar year ending not more than three years prior to BMS' request, the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the amount payable for any such calendar year in the case of failure on the part of Pilot to report or pay pursuant to this Agreement. The results of any such audit shall be promptly made available to Pilot. BMS shall not be entitled to exercise its audit rights under this Section 3.4 more than once in any 12 consecutive month period.

               3.5 Cost of Audit. BMS shall bear the full cost and expense of the performance of any such audit undertaken pursuant to Section 3.4, unless such audit discloses that the amount due exceeds the amount paid by more than 5%, in which case Pilot shall bear the full cost and expense of the performance of such audit.

         3.6 Binding Results. The determination by an independent certified public accountant pursuant to Section 3.4 as to the amount due and payable by Pilot hereunder shall be conclusive and binding upon both parties.

                                    ARTICLE 4

                                 PATENT MATTERS

         4.1 Prosecution and Maintenance. Pilot shall, at its sole expense, use commercially reasonable efforts to prosecute all patent applications upon which Patents may in due course issue and maintain all issued Patents using counsel of its choice. The countries in which Pilot agrees to prosecute patent applications and maintain Patents are those countries listed on Exhibit A hereto. Pilot may, at it sole expense, elect to prosecute patent applications and maintain Patents in any other countries. Pilot shall provide BMS with all material information and copies of all material documentation pertaining to the status of such patent applications and issued Patents. Pilot shall provide BMS with complete and correct copies of all filings relating to patent applications included in Patents prior to their submission to any governmental agency to give BMS a reasonable amount of time, not to exceed thirty (30) days, to review and provide comment upon such filings prior to their submission. Pilot shall take into consideration any comments made by BMS regarding such filings. BMS shall provide any and all reasonable cooperation to Pilot, including but not limited to execution of declarations and other formal papers, to enable Pilot to prosecute and maintain Patents; provided that Pilot shall reimburse BMS for reasonable out-of-pocket expenses incurred by BMS as a direct result of providing such cooperation.

         4.2 Patent Term Extension. Either party shall be entitled to apply for an extension of the term of any Patent if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws of foreign countries. If a party decides to apply for said extension, it shall notify the other party, who shall cooperate by supplying all documents in its possession and signing all papers which may be necessary to apply for such extension. The party applying for said extension shall not be liable to the other party for any failure to obtain said extension. The party applying for such an extension will pay the costs and expenses it incurs in connection with such application.

         4.3 Patent Enforcement. Pilot, together with its Affiliates and sublicensees, shall have the first right, but not the obligation, to institute patent infringement actions against third parties pertaining to any Patent and BMS as patent owner agrees to be added as a nominally named party to any such suit to the extent legally necessary for and only for Pilot to institute or maintain the suit. Only if (a) Pilot determines not to institute any infringement proceeding against such an offending third party and so notifies BMS in writing or (b) Pilot fails to do so within 180 days following BMS' request to do so shall BMS have the right, but not the obligation, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the party instituting the action, or, if the parties elect jointly to institute and pursue such action, such costs and expenses shall be borne by the parties in such proportions as they may agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be reasonable and appropriate to allow the other party to institute and pursue such infringement actions. Any award paid by a third party as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the party who instituted and pursued such action, or, if both parties instituted and pursued such action, such award shall be first used to reimburse the parties for their respective costs and expenses incurred in such action and then allocated between the parties in proportion to their respective economic losses attributable to the infringement, such economic losses being (a) in the case of Pilot and its Affiliates and sublicensees, lost profits reasonably attributable to the lost sales, and (b) in the case of BMS, lost royalty income.

         4.4 Third Party Patents. In the event that, based on the legal opinion of a reputable patent law firm reasonably acceptable to BMS, the making, using, offering for sale, or sale of any Covered Product (other than technology that, while useful, is not strictly necessary for the making, using, offering for sale, or sale of such Covered Products, such as a delivery system for such Covered Products), BMS Know-How, or the invention claimed in any Patent, in and of itself, would infringe the issued patent of any third party in any country and, for that reason, Pilot obtains a license from and pay royalties or other fees to such third party in order to make, use, offer for sale or sell a Covered Product in such country without infringing on such issued patent, then Pilot may reduce the royalties on Net Sales owed to BMS under Sections 2.2 and 2.8) with respect to sales of such Covered Product in such country during a calendar quarter, by an amount equal to the lesser of (a) 50% of the amount of such royalties or other fees actually paid to the third party on sales in such country within the same calendar quarter or (ii) 50% of the amount of the royalties originally owed to BMS under Sections 2.2 or 2.8 (calculated without regard to this Section 4.4).

         4.5 BMS' Right to Participate in Certain Actions. BMS shall have the right, but not the obligation, to participate at its own cost and expense in any suit or other proceeding wherein the validity or enforceability of any Patent is being invoked in the context of a claim or defense.

         4.6 Warranties.

             (a) BMS hereby represents that as of the date hereof it is not aware, without, however, having conducted any patent search or other investigation, that: (i) any issued Patent is either invalid or unenforceable; (ii) the manufacture, use, offering for sale or sale of any product containing BMS-270,394, as heretofore carried out or proposed to be carried out by BMS, would infringe the patent or other intellectual property rights of any third party; and (iii) any third party is infringing any Patent.

             (b) Other than as set forth in Section 4.6(a) or Section 10.2(a), BMS hereby expressly disclaims any representation or warranty as to the validity or enforceability of any Patent, the non-infringement of any third party patent or other intellectual property right or the prospects or likelihood of development or commercial success of any Compound or any Covered Product.


                                   ARTICLE 5

                                 INDEMNIFICATION

         5.1 Indemnification.

             (a) Pilot shall defend and indemnify BMS and its Affiliates, and their directors, officers and employees, and hold each of them harmless, from and against any and all claims, suits or demands for liability, damages, costs and expenses, including the reasonable costs and expenses of attorneys and other professionals and court costs (all of the foregoing, collectively, "Claims"),
(i) resulting from product recall, personal injury, product liability or property damage relating to or arising from the making, use, offering for sale and/or sale of any Compound and/or any Covered Product by Pilot or any of its Affiliates or sublicensees or (ii) attributable to a breach of Pilot's representations and warranties herein, except in each case to the extent that the same is attributable to the intentional misconduct or negligence of the party otherwise entitled to indemnification.

             (b) BMS shall defend and indemnify Pilot and its Affiliates, and their directors, officers and employees, and hold each of them harmless, from and against any and all Claims attributable to a breach of BMS' representations and warranties herein, except to the extent that the same is attributable to the intentional misconduct or negligence of the party otherwise entitled to indemnification.

         5.2 Notices. A party seeking indemnification under Section 5.1 shall:
(a) promptly inform the indemnifying party of any Claim threatened or filed; (b) permit the indemnifying party to assume direction and control of the defense of Claims resulting therefrom (including the right to settle at the indemnifying party's sole discretion as long as such settlement does not result in any obligation or liability on the part of the party seeking indemnification or any other party entitled to indemnification hereunder); and (c) at its own cost and expense, cooperate fully as reasonably requested in the defense of the Claims.

                                   ARTICLE 6

                               CERTAIN BMS RIGHTS

         6.1 Offer to BMS. With respect to each Compound, promptly upon the completion of the Proof-of-Principle Study therefor, Pilot shall offer to BMS a worldwide, exclusive license to such Compound in accordance with the provisions of this Article 6. Pilot shall promptly furnish BMS with a full written report of the results from such study, full written reports of all theretofore completed preclinical and clinical studies and such other information and data as BMS may reasonably request, together with proposed financial terms for such license (which terms shall be commercially reasonable). BMS shall then have 60 days to determine whether it wishes to enter into negotiations with Pilot to take a license from Pilot and otherwise reacquire all rights to such Compound from Pilot. In the absence of a written notice from BMS in the affirmative within such 60-day period, BMS shall be deemed to have declined the offer from Pilot. If BMS by written notice to Pilot declines, or is deemed to have declined, Pilot's offer, Pilot shall forthwith be free to enter into sublicensing agreements under the license hereunder with third parties. Pilot may also enter into sublicensing agreements during such 60-day period, but only on the condition that each such sublicensing agreement be expressly subject to BMS' rights under this Article 6. No such conditional sublicensing agreement with a third party shall toll or affect in any way the 60-day period in which BMS may exercise its rights pursuant to this Section 6.1. For the avoidance of doubt, all sublicenses granted pursuant to this Section 6 are subject to the requirements set forth in Section 8.3.

         6.2 Negotiation. If BMS accepts Pilot's offer as contemplated by
Section 6.1 by written notice to Pilot within the said 60-day period, the parties shall negotiate in good faith with a view to entering expeditiously appropriate legal documentation setting forth the mutually agreed terms and conditions for the implementation of the said worldwide, exclusive license. Should the parties fail to reach agreement within 90 days from the date of BMS' notice accepting Pilot's offer, then, upon the expiration of the 90-day period (or, if earlier, upon the date that BMS delivers written notice to Pilot that it no longer desires to pursue the license, in which case the negotiation period shall be deemed expired), Pilot shall forthwith be free to enter into sublicensing agreements under the license hereunder with third parties, subject, however, to the provisions of Section 6.3.

         6.3 Residual Right. Within six months following the expiration of the negotiation period under Section 6.2 without the parties reaching an agreement with respect to a Compound, Pilot shall not enter or commit to enter into any transaction or relationship relating to such Compound with any third party on terms (when considered as a whole) less favorable to Pilot then the terms last offered by Pilot to BMS during such negotiation period, without first reoffering such less favorable terms to BMS as provided in this Section 6.3. In any such case, Pilot shall disclose to BMS in writing the material terms and conditions in question. Only if BMS does not accept substantially the same less favorable to Pilot terms and conditions (when considered as a whole) within 30 days following such written disclosure shall Pilot have the right to enter into such transaction or relationship with such third party on such less favorable to Pilot terms and conditions. For the avoidance of doubt, in no event shall this Section 6.3 be construed to limit, restrict or affect in any way Pilot's ability or right to offer terms to any such third party that, when considered as a whole, are more favorable to Pilot than those offered to BMS or to enter into any agreement or transaction with such third parties on such more favorable terms.

         6.4 No Unconditional Sublicensing. Until such time as Pilot becomes free to enter into sublicensing agreements under the license hereunder with third parties as provided in Section 6.1 or 6.2, as the case may be, Pilot may enter into any agreement or understanding relating to, or consummate, any sublicensing of Pilot's rights hereunder, or otherwise licensing Pilot's rights to or in a Compound, to any third party, but only on the condition that each such agreement, understanding, sublicensing or licensing be expressly subject to BMS' rights under this Article 6. For the avoidance of doubt, nothing in this
Article 6 shall be construed as precluding Pilot at any time from soliciting, offering or engaging in any discussion or negotiation, or entering into any non-binding letter of intent or conditional sublicensing agreement, with any third party relating to the sublicensing of Pilot's rights hereunder, or otherwise licensing Pilot's rights to or in a Compound.

                                   ARTICLE 7

                                CONFIDENTIALITY

         7.1 Confidentiality; Exceptions. Except to the extent in connection with this Agreement or otherwise agreed by the parties in writing, the parties agree that, at all times during the five (5) year period following receipt, the receiving party shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose any information furnished to it by the other party pursuant to this Agreement, including, without limitation, the BMS Know-How, except to the extent that it can be established by the receiving party by competent proof that such information:

             (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

             (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

             (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party in breach of this Agreement; or

             (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

Each party may disclose the other's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, pursuing or defending litigation, or complying with applicable governmental regulations, provided that if a party intends to make any such disclosure, it shall, to the extent reasonably practicable, give reasonable advance written notice to the other party of such disclosure. Nothing in this Section 7.1, however, shall be construed to preclude Pilot from disclosing such information to such third parties as are necessary in connection with the development and commercialization of Compounds and Covered Products as contemplated by this Agreement, including, without limitation, financing, sublicensing, co-development, co-marketing and co-promotion or similar transactions in connection therewith, provided that Pilot shall in each case obtain from the proposed receiving party a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Section 7.1; provided, however that in no event shall this Section 7 bar or prevent Pilot from distributing, offering for sale, and/or selling a Covered Product.

         7.2 Publication. Without prejudice to any claim for authorship that BMS or its employees or agents may have, BMS shall not unreasonably withhold consent to Pilot's request for publication of data and information that constitute BMS' Know-How in established scientific and medical journals. Nothing herein shall be construed to limit, restrict or otherwise affect Pilot's ability and right to publish any data or other information regarding BMS-270,394 and any Covered Product that is developed by Pilot after the date hereof or was otherwise obtained after the date hereof from a source other than BMS; provided, that such data or information does not include any BMS Know-How without the consent of BMS.

                                    ARTICLE 8

                              CERTAIN RESTRICTIONS

         8.1 Drug Safety-Related Concerns. BMS-270,394 is an experimental material and accordingly its safety profile and many properties remain unknown. More specifically, Pilot expressly recognizes the teratogenic and other severe toxicities, and potential neurological effects, associated with this class of compounds and agrees to implement appropriate measures and procedures for the handling, storage and disposition of BMS-270,394 and all Covered Products.

         8.2 Early Clinical Studies.

             (a) In order to minimize undue risks associated with exposure to any Compound or any Covered Product, Pilot shall not include, and shall not permit the inclusion of, any human subject other than male Adults in any Early Clinical Study. Pilot shall conduct, and shall cause to be conducted, any and all Early Clinical Studies only in the United States and Canada under its own (and only under its own) IND.

             (b) Until such time as a Sublicensee Indemnity has been executed and delivered to BMS, except as provided in Section 8.2(c), Pilot shall: (i) not conduct, and not permit the conduct of, any clinical study involving any Compound or any Covered Product other than the Early Clinical Studies; (ii) not otherwise administer, and not permit the administration of, any Compound or any Covered Product to any human subject other than male Adults, whether or not in a formal clinical study setting; and (iii) not furnish, and not permit the furnishing of, any quantity of any Compound or any Covered Product (whether or not obtained from BMS hereunder) to any third party for use in any clinical study, commercial sale or otherwise for administration to any human subject.

             (c) With respect to any Compound or any Covered Product, following (and only following) the completion of the related Proof-of-Principle Study, and provided that the results of such study, as a matter of both efficacy and safety, reasonably warrants the continued clinical study of the Covered Product in question for the indication in question, Pilot or its permitted licensees under Section 8.3(b) may conduct one or more clinical studies on such Covered Product for such indication, provided that: (i) each such study shall, as a matter of its study protocol, be restricted at all times to the accrual and inclusion of only male Adult patients; (ii) Pilot shall have furnished BMS with at least 10 business days' advance written notice of the prospective commencement of each such study, which notice shall include a statement to the effect that such study complies with the requirement of the foregoing clause (i); and (iii) Pilot shall, if so requested by BMS, promptly provide BMS with a copy of the related study protocol.

             (d) Any breach by Pilot of any of the covenants in this Section 8.2 or in Section 8.3 shall, without more, be deemed to be a material breach of this Agreement entitling BMS to terminate this Agreement pursuant to Section 9.2.

         8.3 Indemnity. Pilot agrees, prior to (a) the commencement of any clinical study involving any Compound or any Covered Product, other than the Early Clinical Studies and any studies permitted under Section 8.2(c); and (b) the sublicensing to any third party of any rights granted by BMS under this Agreement other than for the Early Clinical Studies and any studies permitted under Section 8.2(c), to cause to be duly executed and delivered to BMS a Sublicensee Indemnity. For purposes of this Agreement, "Sublicensee Indemnity" shall mean an agreement in the form of Exhibit D hereto, with only such changes as are necessary to identify the party executing such agreement, the date of execution and are contemplated by the next succeeding sentence, in favor of BMS executed and delivered (by a corporate officer and otherwise in a manner reasonably satisfactory to BMS) by the ultimate parent company of any of the companies listed on Exhibit E attached hereto or any Affiliates of such companies or any other corporation or other business entity, provided such Affiliates, other corporations or business entities are primarily in the business of developing and commercializing branded (as opposed to generic) prescription pharmaceutical products and (x) had, during its most recently completed fiscal year, no less than $** of sales revenues; or (y) as of the end of its most recently completed fiscal year, had net assets of no less than $** whereby, in the case of (x) and (y) such amounts are as reported in its audited financial statements. In the event an Affiliate of a company desires to enter into a sublicense with Pilot pursuant to which a Sublicensee Indemnity is required under the terms of this Agreement but such Affiliate does not qualify under the either of the financial conditions set forth in (x) and (y) above, but an Affiliate of such Affiliate does so qualify, then non-qualifying Affiliate may enter into such sublicense only after it and the qualifying Affiliate each execute and deliver to BMS a Sublicensee Indemnity. BMS agrees to consider in good faith any change to the form of the Sublicensee Indemnity requested by the proposed sublicensee and not to reject any such request unreasonably; it being understood, however, that BMS shall be entitled to reject any request if BMS has any reason, acting in its own interest, to do so and, in doing so, BMS, so long as it is acting reasonably, shall not be required to balance its own reason against the reason or reasons for making the proposed change or changes.

                                   ARTICLE 9

                               TERM; TERMINATION

         9.1 Term of Agreement. Unless sooner terminated as provided herein, this Agreement shall commence as of the date first above written and shall expire in its entirety at such time as Pilot shall have no more obligation to pay any amounts to BMS as provided in Article 2, assuming, for this purpose, that there are at all times Net Sales of a Covered Product.

         9.2 Breach. Failure by either party to comply with any of the material obligations contained in this Agreement shall entitle the other party to give to the party in default a written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving a second written notice, such termination to take effect 30 days after receipt of such second notice;

provided, however, that, in the case of a termination as the result of Pilot's breach under Sections 8.2 or 8.3, there shall be no cure period and BMS shall be entitled to terminate this Agreement immediately (without the 30-day waiting period) upon written notice to Pilot. The right of either party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         9.3 Termination by BMS. Without limiting the generality of Section 9.2, in addition to the provisions of Section 8.2(c), each of the following shall constitute sufficient cause for termination of this Agreement by BMS, subject to all of the cure periods and notice procedures set forth in Section 9.2: (a) Pilot shall fail to pay any license fee or royalty when due as provided in
Section 2.4, 2.2 or 2.8, as applicable; (b) Pilot shall fail to perform its obligations under Section 2.5; (c) Pilot shall fail to start a Proof-of-Principle Study within a reasonable amount of time following the completion of the studies set forth on Exhibit B hereto; (d) Pilot shall fail to continue to use commercially reasonable efforts to pursue the Proof-of-Principle Study once started; and (e) Pilot shall determine not to commence or to discontinue the development or commercialization of all Compounds and all Covered Products.

         9.4 Termination by Pilot. After (and only after) Pilot's payment of the two license fees under Sections 2.4(a) and (b), Pilot shall have the right to terminate this Agreement at any time and for any reason by giving a written notice to BMS. Such termination shall be effective 30 days from the date such notice is given.

         9.5 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party; and, in any such case, the event shall have continued for 60 days undismissed, unbonded and undischarged.

         9.6 Continuation of Sublicenses. Except as otherwise expressly provided in this Agreement, upon any termination of this Agreement, all sublicenses granted by Pilot under this Agreement shall terminate simultaneously. Upon any termination of this Agreement for any reason, except a termination by BMS due to a breach of this Agreement by Pilot where such breach has been contributed to by any act or omission by a sublicensee, any sublicensee (except such a contributing sublicensee) may assume all of Pilot's obligations under this Agreement (including, without limitation all past amounts due and breaches requiring cure) and, upon such assumption, such sublicensee's rights under this Agreement shall be limited to the territory of such sublicensee's sublicense grant from Pilot. If such sublicensee desires to assume such obligations of Pilot, such sublicensee must execute and deliver a copy of this Agreement (reflecting any limit on sublicensee's territory) to BMS within 30 days of receiving notice of such termination from BMS.

         9.7 Right to Sell Inventory. Following any termination of this Agreement, Pilot and its Affiliates and, if applicable, sublicensees shall continue to have the right for 12 months following termination to dispose of all Covered Products then on hand, and royalties shall be paid to BMS in respect of to such Covered Products as though this Agreement had not been so terminated; provided, such disposal of Covered Products shall not be in derogation of the safety concerns set forth in Section 8.1, in breach of
Section 8.1, or in breach of Section 8.2(a), if applicable.

         9.8 BMS Know-How; Drug Supplies. Upon any termination of this Agreement, except to the extent required to dispose of Covered Products as permitted by Section 9.7, Pilot shall, upon request of BMS, promptly return to BMS all BMS Know-How and any and all unused drug supplies theretofore obtained from BMS under Section 2.7. Except to the extent required to dispose of Covered Products as permitted by Section 9.7, Pilot shall in any event cease to have any right to use any BMS Know-How or such drug supplies regardless of whether BMS has so requested.

         9.9 Disclosure on Termination. Upon any termination of this Agreement (except upon termination by Pilot pursuant to Section 9.2 following a breach of this Agreement by BMS), Pilot shall promptly, upon request by BMS, disclose to BMS all data, information and know-how relating to the Covered Products developed during the term of the Agreement and transfer and assign to BMS all NDAs and other product registrations worldwide, if any, together with any and all trademarks worldwide, specifically and only for any and all Covered Products then held by Pilot or its Affiliates. BMS shall be free to exploit the same commercially and otherwise.

         9.10 Surviving Rights. Any termination of this Agreement shall not terminate Pilot's obligation to pay any amount which shall have accrued under this Agreement, nor shall the expiration or any termination of this Agreement for any reason otherwise be with prejudice to any rights which shall have accrued to the benefit of either party prior to expiration or termination. The parties' rights and obligations under Articles 3, 4, 5 and 7 shall survive the expiration or any termination of this Agreement. Except as expressly set forth in this Section 9.10, all rights and obligations of the parties hereunder shall terminate upon termination of this Agreement.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by either party without the prior written consent of the other party; provided, that in the case of an assignment by Pilot to an Affiliate, such consent shall not be unreasonably withheld, and provided further that an assignment may be made to the purchaser of a party or to a purchaser of substantially all of the assets of a party in the relevant business area involved without such prior written consent provided, however, that such purchaser expressly agrees to be bound by the terms of this Agreement. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any assignment not in accordance with this Section 10.1 shall be null and void.

         10.2 Representation and Warranties. (a) BMS hereby represents and warrants that: (i) it is free to enter into this Agreement and has all requisite corporate authorization to do so; (ii) it owns the entire right, title and interest in and to the Patents and the BMS Know-How that it purports to license or transfer to Pilot under this Agreement, free and clear of all liens, claims or other encumbrances; (iii) in performing this Agreement it will not violate any other agreement to which it is a party; and (iv) U.S. Patent No. 5,624,957 is properly enabled under 35 U.S.C.ss.112, first paragraph and that BMS has filed an affidavit from Makonen Belema, a co-inventor of pending U.S. Patent

Application Serial No. 09/401,356, in pending U.S. Patent Application Serial No. 09/401,356 averring that U.S. Patent No. 5,624,957 has been properly enabled so as to permit one skilled in the art to practice the claimed invention, particularly making enantiomers using methods disclosed in U.S. Patent No. 5,624,957, under 35 U.S.C.ss.112.

             (b) Pilot hereby represents and warrants that: (i) it is free to enter into this Agreement and has all requisite corporate authorization to do so; and (ii) in performing this Agreement it will not violate any other agreement to which it is a party.

             (c) This Section 10.2 shall survive the execution, expiration or termination of this Agreement.

         10.3 Force Majeure. Neither party shall be liable to the other party for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivisions, authority or representative of any such government, or any other cause beyond the reasonable control of such party, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Notwithstanding the foregoing, nothing in this Section 10.3 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

         10.4 Public Announcements; Use of Name. Except as required by law, neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other party (which consent shall not be unreasonably withheld). In the event of a legally required public announcement, the party making such announcement shall provide the other party with a copy of the proposed text, subject to such other party's reasonable comments, prior to such announcement. Except as otherwise provided herein, neither party shall have any right to use in any manner the name or other designation of the other party or any of its Affiliates, or any other trade name or trademark of any of them, for any purpose.

         10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, two days after mailed by registered or certified mail (return receipt requested), postage prepaid, or one day after sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

             If to BMS, addressed to:

                            Bristol-Myers Squibb Company
                            Route 206 and Province Line Road
                            Princeton, New Jersey  08540
                            Attention:  Vice President, Licensing

             If to Pilot, addressed to:

                            Pilot Therapeutics, Inc.
                            101 N.  Chestnut Street
                            Albert Hall
                            Winston Salem, North Carolina  27101
                            Attention: Beth Fordham-Meier, Vice President, Business Development

         10.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by each party.

         10.7 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party.

         10.8 Counterparts. This Agreement may be executed in two counterparts; both such counterparts taken together shall constitute one and the same instrument.

         10.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.


         10.10 Governing Law; Submission to Jurisdiction.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

               (b) Pilot hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding arising out of or relating to this Agreement or the Sublicensee Indemnity, and Pilot hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Pilot hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Pilot agrees that a final judgment in any such action or proceeding shall be conclusive and may be entered in other jurisdictions by suit on the judgment or in any other manner provided by law.

         10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         10.12 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            PILOT THERAPEUTICS, INC.


                            By:    /s/ Beth W. Fordham-Meier
                               ------------------------------------------------
                            Name:  Beth W. Fordham-Meier
                                 ----------------------------------------------
                            Title: Vice President, Corporate Development &
                                   Planning
                                   --------------------------------------------

                            BRISTOL-MYERS SQUIBB COMPANY


                            By:    /s/Steven E. Benner, MD
                               ------------------------------------------------
                            Name:  Steven E. Benner, MD
                                 ----------------------------------------------
                            Title: Vice President Licensing
                                  ---------------------------------------------

                                                                       EXHIBIT A



                         Patents and Patent Applications


Countries in which the Patent Applications have been or will be made and in which the Patents will be maintained: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, Japan, Liechtenstein, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland and the United States of America.

See the attached table setting forth the Patents and Patent Applications.

                         Patents and Patent Applications

-----------------------------------------------------------------------------------------------------------------------------------
Country          Application number      Filing date         Patent number           Grant date              Expiration date
-----------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA        54717/96                JUN/05/1996         693352                 NOV/05/1998                JUN/05/2016
-----------------------------------------------------------------------------------------------------------------------------------
AUSTRIA          96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
BELGIUM          96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
CANADA           2175854                 MAY/06/1996                                                           MAY/06/2016
-----------------------------------------------------------------------------------------------------------------------------------
DENMARK          96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
EUR PATENT       96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
FINLAND          96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
FRANCE           96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
GREAT BRITAIN    96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
GERMANY          96401097.9              MAY/20/1996         69603322.4-08          JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
GREECE           96401097.9              MAY/20/1996                                                           MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
IRELAND          96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
ITALY            96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
JAPAN            8-142621                JUN/05/1996                                                           JUN/05/2016
-----------------------------------------------------------------------------------------------------------------------------------
LIECHTENSTEIN    96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
LUXEMBOURG       96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
MONACO           96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------

                         Patents and Patent Applications


-----------------------------------------------------------------------------------------------------------------------------------
Country          Application number      Filing date         Patent number           Grant date              Expiration date
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
NETHERLANDS      96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
PORTUGAL         96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
SPAIN            96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
SWEDEN           96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
SWITZERLAND      96401097.9              MAY/20/1996         0747347                JUL/21/1999                MAY/20/2016
-----------------------------------------------------------------------------------------------------------------------------------
U.S.A.           08/467429               JUN/06/1995         5624957                APR/29/1997                JUN/06/2015
-----------------------------------------------------------------------------------------------------------------------------------
U.S.A.           08/724979               OCT/04/1996         5760084                JUN/02/1998                JUN/06/2015
-----------------------------------------------------------------------------------------------------------------------------------
U.S.A.           60/101747               SEP/24/1998                                                           SEP/24/1999
-----------------------------------------------------------------------------------------------------------------------------------
U.S.A.           60/125891               MAR/24/1999                                                           MAR/24/2000
-----------------------------------------------------------------------------------------------------------------------------------
EUR PATENT       PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
PAT COOP TREATY  PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
U.S.A.           09/401356               SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
JAPAN            PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
CANADA           PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA        PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
MEXICO           PCT/US99/21920          SEP/21/1999                                                           SEP/21/2019
-----------------------------------------------------------------------------------------------------------------------------------
CHINA P.R.       PCT/US99/21920          SEP/21/1999
-----------------------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT B

                         Description of Certain Studies

             PLT 99511: RAR(y)-(GAMMA) SELECTIVE ORAL RETINOID FOR
                          THE TREATMENT OF CYSTIC ACNE

                   DEVELOPMENT PLAN: PRECLINICAL TO PHASE IIA


The utility of a class of drugs known as the Retinoids for the treatment of acne, psoriasis and precancerous/cancerous conditions is well established in clinical medicine. Oral retinoids, including the anti-acne drug 13-cis retinoic acid(Accutane, Roche), the anti-psoriasis drug acitretin(Etretin, Roche) and all-trans-retinoic acid(Vesanoid, Roche) for the treatment of acute promyelocytic leukemia are known to induce hypertriglyceridemia as one side effect. While the elevations are usually twofold or less, levels that are generally asymptomatic, some patients respond with severe elevations, which can lead to pancreatitis. Consequently, patients treated with oral retinoids are routinely monitored for serum triglyceride elevations, adding to the cost of treatment.

An RAR-(y)(gamma) selective retinoid discovered by Bristol-Myers Squibb, BMS-189961 (PLT 99511 is the active enantiomer of this compound), has been reported to be free of this side effect while maintaining efficacy in animal models of acne.(1, 2) If this activity profile is also observed in humans, PLT 99511 would be a desirable drug from both clinical and pharmacoeconomic perspectives.

This document outlines the early development plan of PLT 99511. The developmental objective is to determine the safety and efficacy of this retinoid in the treatment of nodular cystic acne in a proof-of-principle study. To support the proof-of-principle trial all necessary preclinical and Phase I safety studies will be performed. The decision to continue further development will be based on comparison of safety and efficacy responses that are observed with PLT 99511 to the standard therapy Accutane. If the desired clinical endpoints are achieved Pilot Therapeutics will seek are partner to complete the development to product registration. The clinical trials will be conducted under a US IND. The timeline for this project to Phase IIa proof-of-principle is shown in the attached Gantt chart.


BULK DRUG SUBSTANCE AND FORMULATION

A single batch of PLT 99511 will be prepared to meet all of the bulk requirements for IND toxicity testing and manufacture of clinical supplies. Formulation selection will depend on the physical properties of the compound. Due to aqueous solubility limitations, retinoids are most commonly administered as solubilized forms in soft gelatin capsules. However, solid formulations will also be considered after assessing pharmacokinetic properties in animals. Limited stability studies will be conducted on both the bulk drug and the drug formulation.

ANALYTICAL METHODS

To control quality of the bulk drug substance and product, analytical methods will be developed to control identity, potency and purity. These validated methods will also support the various IND stability studies needed and generate data needed to set specifications for release of clinical supplies.

TOXICOLOGY

Pre-IND toxicology studies will be designed to determine a safe maximum dose for Phase I studies. These studies will consist of single dose oral studies in rats and mice and two-week oral studies in one rodent and one non-rodent species. Required genotoxicity studies will be conducted. After decision to proceed to phase II, 6-month studies in two species will be conducted to support the proof-of principle study.

VI.      METABOLISM AND PHARMACOKINETICS

Validated assays for quantifying PLT 99511 in plasma will be developed to support formulation development, toxicology and the Phase I clinical study. The pharmacokinetic study design and data analysis will allow the determination of key parameters such as CMAX, TMAX, AUC, and T-HALF. Other pharmacokinetic parameters will be calculated as necessary.

V.       CLINICAL RESEARCH

The objectives of the Phase I trials are to determine the safety and tolerability of single and multiple ascending oral doses of PLT 99511 conducted under a US IND. Pharmacokinetic data will also be collected. The establishment of the maximum tolerated dose in the multiple ascending dose study will be lead to a decision on the optimal dose for the phase IIa efficacy study. The evaluation of retinoid specific biomarkers or early signs of efficacy may be included in these studies.

Once safety and confirmation of the lack of effect on serum lipids is established in the phase I studies, a phase IIa study will be initiated. This proof-of principle study will be conducted in males with severe nodular cystic acne. The trial will be a single center, single dose, double-blind, randomized, placebo and Accutane controlled study designed to evaluate potential clinical and safety advantages of PLT 99511 compared to Accutane. Dosing is anticipated to be qd for up to 12 weeks with a 4 week regression peroid. Clinical efficacy will be assessed using standard endpoints for acne studies. In addition, potential biomarkers of efficacy will be measured and their correlation to clinical endpoints attempted.

1. Tramposch, K.M., Beehler, B., Chen, S., Whiting, G., Hammar, L., Roalsvig, T. Ostrowski, J. Reczek, P. Swann, T. Zusi, F.C., Separation of skin activity from hypertriglyceridemia using an orally active RAR-(y)(gamma) specific retinoid. J. Invest. Dermatol., 108:579, 1997.

2. Swann, R.T., Smith, D., Tramposch, K.M., Zusi, F.C., RAR-(y)(gamma) specific retinobenzoic acid derivatives. U.S. Patent number 5,624,957, April 29, 1997.

                                                                       EXHIBIT C

                    Available Intermediate and Drug Supplies


Compound                   Approximate Quantity      Price
--------                   --------------------      -----
BMS-290,394-01                  **                     **

BMS-297,316                     **                    $**

                                                                       Exhibit D


                               INDEMNITY AGREEMENT

         THIS INDEMNITY AGREEMENT (this "Agreement"), is entered into as of [ __________, _____, ] between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"), and [ _______________, ] a [ ________ ] corporation
("Guarantor").

                             PRELIMINARY STATEMENTS

         A. BMS and PILOT THERAPEUTICS, INC., a North Carolina corporation ("Pilot") are parties to that certain License Agreement dated as of [____________ ], 2001 (the "License Agreement").

         B. As a condition to granting Pilot certain of its rights under the License Agreement, including, without limitation, Pilot's right to grant sublicenses, each of Pilot's sublicensees and, in certain circumstances, their Affiliates, must execute and deliver a copy of this Agreement to set forth and establish such sublicensee's joint and several (together with Pilot and all other parties executing and delivering copy of this Agreement "Sublicense Guarantors") obligation to BMS regarding Pilot's indemnification obligations under the License Agreement.

         C. Following the execution and delivery of this Agreement, Pilot and [Guarantor or _______________, an Affiliate of Guarantor,] are permitted to enter into a sublicense to and in accordance with the License Agreement (the "Sublicense Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter contained, the parties agree as follows:

1.       GUARANTOR'S OBLIGATIONS.

         1.1. Guarantor hereby acknowledges receipt of a correct and complete copy of the License Agreement existing on the date hereof, and consents to all of the terms and provisions thereof, as the same may be from time to time amended or supplemented, except that amendments or supplements that would reasonably be expected to materially adversely affect Pilot's Obligations (as defined below) shall require the written consent of Guarantor, which will not be unreasonably withheld or delayed.

         1.2. Guarantor has reviewed the License Agreement with its counsel and has a full and complete understanding of all of the indemnification obligations undertaken by Pilot in the License Agreement, including, without limitation, those obligations set forth in Article 5 and Article 8 of the License Agreement ("Pilot's Obligations").

         1.3. Upon the execution and delivery of a definitive Sublicense Agreement to [Guarantor or _______________, an Affiliate of Guarantor,], Guarantor hereby agrees that:

                  A. Guarantor shall, together with Pilot and all other Sublicense Guarantors, whether existing now or at any time in the past or the future, be (i) jointly and severally liable for all of Pilot's Obligations and all indemnity obligations of all other Sublicense Guarantors pursuant to each such Sublicense Guarantors' executed copies of this Agreement entered in accordance with the License Agreement, including, but not limited to, such indemnity obligations arising from acts or omissions of such other Sublicense Guarantors, whether such Pilot's Obligations or such indemnity obligations arise before or after the execution of this Agreement, and (ii) responsible for ensuring that all of Pilot's Obligations are carried out in accordance with the License Agreement; and

                  B. Guarantor shall fully perform Pilot's Obligations under the License Agreement and, where Pilot is required under the License Agreement to indemnify BMS, pay such amounts in full when due and payable, this being a guaranty of indemnification and payment and not merely of collection and being in no way conditional or contingent; and in any case when any part of Pilot's Obligations shall not have been paid when due and payable, Guarantor hereby agrees, forthwith upon notice from BMS, to pay or cause to be paid to BMS the amount thereof as is then due and payable and unpaid.

2. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants to BMS as follows:

         2.1. Guarantor is a corporation duly organized, validly existing and in good standing under the law of [ ___________ ] with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

         2.2. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Guarantor;

         2.3. This Agreement has been duly executed and delivered by Guarantor and is a legal, valid and binding obligation Guarantor, enforceable against Guarantor in accordance with its terms; and

         2.4. The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Guarantor or any material agreement, document, instrument, indenture or other obligation of Guarantor.

         2.5. Guarantor acknowledges the adequacy and sufficiency of the consideration given by BMS in exchange for the obligations undertaken by Guarantor hereunder, including, without limitation, the execution and delivery of the License Agreement, the license rights and right to sublicense granted to Pilot thereunder, and BMS' legitimate need for the indemnification acquired through this Agreement in connection with such license and sublicense of such rights to Guarantor or its Affiliates.

3.       GENERAL PROVISIONS.

         3.1. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions. Any action or proceeding brought to enforce the rights or obligations of any Party hereto under this Agreement may be commenced and maintained in any New York State or U.S. Federal court sitting in the Borough of Manhattan, The City of New York. Such court shall have non-exclusive jurisdiction over any such action, suit or proceeding brought by any of the Parties hereto. Each of the Parties hereto further agrees that process emanating from such courts may be served upon it by certified mail, return receipt requested, submits, personally appears, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement or in connection with any claim arising directly or indirectly under this Agreement and waives any and all jurisdictional defenses and objections to venue. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be entered in other jurisdictions by suit on the judgment or in any other manner provided by law.

         3.2. LEGAL FEES. The prevailing party in any proceeding to enforce this Agreement shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with such proceeding, in addition to any other relief that may be awarded.

         3.3. ENTIRE AGREEMENT. This Agreement, together with the License Agreement and the Sublicense Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, and prior or collateral representations, promises or conditions in connection with or in respect to the subject matter hereof that are not incorporated herein are not binding upon either of the parties. This Agreement, together with the License Agreement and the Sublicense Agreement, supersedes all prior communications, representations or agreements between the parties, whether verbal or written.

         3.4. HEADINGS AND TITLES. Headings or captions used herein are for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         3.5. SEVERABILITY. The invalidity, illegality or unenforceability of any one or more provisions of this Agreement shall in no way affect or impair the validity, legality or enforceability of the remaining provisions, hereof, which shall remain in full force and effect.

         3.6. WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or any other covenant, agreement, term or condition. No waiver shall be binding unless executed in writing by the party making the waiver.

         3.7. ASSIGNMENT. Neither this Agreement nor any obligation hereunder may be assigned of delegated by the Guarantor without the prior written consent of BMS. In the event of a merger involving the Guarantor, this Guaranty shall become binding upon and enforceable against any successor by merger, and the owner of 50% or more of the total equity capital of any such successor by merger, if any, shall become jointly and severally liable and responsible for the performance and observance of all the Guarantor's duties and obligations hereunder, and shall execute and deliver to BMS an indemnity agreement in the form of this Agreement. Guarantor's Obligations shall be binding on the Guarantor's successors and permitted assigns.

         3.8. SURVIVAL. This Agreement will survive the expiration or termination of, and shall not be reduced, modified or affected in any way by the amendment of, the License Agreement, the Sublicense Agreement or any sublicense agreement between Pilot and the Guarantor.

         3.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         If to Guarantor, addressed to:

                       [Name of Guarantor]
                       [Address]
                       Attention:  [ ___________________ ]

         If to BMS, addressed to:
                       Bristol-Myers Squibb Company
                       Route 206 and Province Line Road
                       Princeton, New Jersey  08540
                       Attention:  Vice President, Licensing

         3.10. MODIFICATIONS. No modification, amendment, extension, renewal, rescission, termination or waiver of any of the provisions contained herein, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon either party unless in writing and signed by an officer on its behalf.

         3.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each the parties hereto have caused this Agreement to be executed on the date first written above.

GUARANTOR:

[ ________________________________________ ]

By:      [ _______________________________ ]

Name:    [ _______________________________ ]

Title:   [ _______________________________ ]



BRISTOL-MYERS SQUIBB COMPANY

By:      [ _______________________________ ]

Name:    [ _______________________________ ]

Title:   [ _______________________________ ]

                                                                       EXHIBIT E


                             Acceptable Sublicensees


                                       **